EXHIBIT 10.98.1





                                       EXECUTION COPY


                         NOTE

U.S.
$3,000,000.00

                                   September 12, 1996



          FOR VALUE RECEIVED, AEGIS AUTO
FINANCE, INC., a Delaware corporation
("Borrower") hereby promises to pay to III
FINANCE LTD., a
Cayman
 Islands company
("Lender"), the principal amount of U.S.
FIVE
MILLION
 DOLLARS AND ZERO CENTS

($3,000,000.00)
 or, if less, the unpaid
principal amount of the Loans made by Lender
to Borrower under that certain Loan and
Security Agreement dated as of
September 12,
1996
 between Borrower and Lender (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"), on the Termination Date, and to pay interest on the unpaid principal balance hereof at the rates and at the times set forth in the Loan
Agreement. Capitalized terms used herein without definition are used as defined in the Loan Agreement.

          Interest shall be paid monthly in
arrears on each Payment Date of each month on the principal amount outstanding hereunder at the rate of twelve percent (12%) per annum, calculated on the basis of a 360-day year for the actual number of days elapsed, and on the date of any prepayment of principal on the Note on the principal amount so prepaid.
Upon the occurrence and during the
continuance of an Event of Default, the
interest rate shall be increased by two
percent (2.00%) per annum above the rate of interest otherwise applicable. In no event shall the interest payable hereunder exceed the Maximum Rate.

          This Note is referred to in, is
issued pursuant to, and is entitled to the benefits of, the Loan Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby are made and are to be repaid.

          This Note is a registered
obligation (as more particularly described in Section 8.8 of the Loan Agreement), and it is the intent of the parties to the Loan
Agreement that the Loans be maintained in "registered form" within the meaning of
Section 163(f), 871(h)(2) and 881(c)(2) of
the Internal Revenue Code.

          Upon and after the occurrence of an
Event of Default, this Note may, as provided in the Loan Agreement, without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable. The Loan Agreement also contains provisions for optional and mandatory prepayments on account of the principal hereof prior to maturity upon the terms and conditions specified therein.

          All payments of principal of and
interest on this Note shall be made to Lender at such account as Lender shall in writing direct Borrower, in immediately available funds and in currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

          Borrower promises to pay all costs
and expenses, including reasonable attorneys' fees and disbursements incurred in the collection and enforcement of this Note or any appeal of a judgment rendered thereon, all in accordance with the provisions of the Loan Agreement. Borrower hereby waives diligence, presentment, protest, demand and notice of every kind except as required pursuant to the Loan Agreement and to the full extent permitted by law the right to plead any statute of limitations as a defense to any demands hereunder.

          This Note is secured by all
Collateral securing the Secured Obligations pursuant to the Loan Agreement and the other
Financing Agreements.

          THIS NOTE SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE
STATE OF NEW YORK.


                              AEGIS AUTO
FINANCE, INC.


By______________________________
                                Name:
                                Title:



228216
   November 13, 1996 (7:8p)